Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-80995 of Cox Communications, Inc. on Form S-8 of our report dated June 25, 2004, appearing in this Annual Report on Form 11-K of Cox Communications, Inc. Savings and Investment Plan for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Atlanta, Georgia June 25, 2004